Exhibit 99.1

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Burfening
08-16-10/3:30 p.m. CT
Confirmation # 86072440

LIPPERT HEILSHORN & ASSOCIATES

Moderator:  Jody Burfening
August 16, 2010
3:30 p.m. CT

Operator:
Welcome to the Global Options Group second quarter 2010 earnings conference call.  At this time, all participants are in a listen only mode.  Following management's prepared remarks, we'll hold a Q&A session.  To ask a question please press star followed by one on your touch tome phone.  If anyone has difficulty hearing the conference please press star zero fro operator assistance.  As a reminder, this conference is being recorded today, Monday, August 16th, 2010.  I would now like to turn the conference over to Jody Burfening.  Please go ahead, ma'am.

Jody Burfening:
Thank you, operator.  And thank you, everyone, for joining us this afternoon for the Global Options Group second quarter earnings conference call.  With us from management are Dr. Harvey Schiller, Chairman and Chief Executive Officer, and Jeff Nyweide, Chief Financial Officer.

The Company issued its second quarter earnings press release shortly after the market closed today.  It is also posted on the Company's Web site at www.globaloptionsgroup.com.  Have any questions after the call or would like additional information, please contact Lippert Heilshorn at area code 212-838-3777.

Before turning the call over to Dr. Schiller, I'd like to point out that management will comment on EBITDA, EBITDAS, and the breakout of the forensic DNA solutions and products business from continuing operations, all non-GAAP measures, on today's conference call.  These non-GAAP measures are supplemental to the Company's GAAP results.  For a reconciliation of EBITDA, EBITDAS, and the breakout of forensic DNA solutions and products out of continuing operations to the comparable GAAP measure, investors are invited to review schedules that accompany the second quarter earnings release.

Exhibit 99.1

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Burfening
08-16-10/3:30 p.m. CT
Confirmation # 86072440

I'd also like to remind everyone that statements about Global Options future expectations, including future revenues and earnings and all other statements in this conference call other than historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934 as that term is defined in the Private Litigation Reform Act of 1995.  Such forward-looking statements involve risks and uncertainties and are subject to change at any time.  And actual results could differ materially from expected results.  Global Options undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances.

With that, I would now like to turn the call over to Dr. Schiller. Good afternoon, Dr. Schiller.

Harvey Schiller:
Good afternoon.  And thank you, Jody.  And thank you, everyone, for joining us this afternoon for Global Options Group's second quarter earnings conference call.  For the past several months, we have been evaluating strategic and financial alternatives as part of a process to maximize shareholder value.  That process is nearly complete.  It marks the culmination of value creation that has been at the core of Global Options Group since we formed the Company in 2005 as a platform to build a premier risk mitigation company.

Since then, we have grown from a single-unit company with about $5 million in revenue to a multi-faceted enterprise generating over $100 million in revenue.  We have brought together companies to create stronger business models and turned away money-losing businesses into profitable ventures with more focused growth strategies and enhanced service offerings.

Since the beginning of the second quarter, we have completed the sales of SafirRosetti, our Preparedness Services unit, our Fraud/SIU unit, and have announced the sale of our forensic DNA solutions and products reporting segment known as Bode Technology Group, with group holdings acquired the assets of Preparedness Services for a total of consideration of up to $22 million.

Exhibit 99.1

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Burfening
08-16-10/3:30 p.m. CT
Confirmation # 86072440

Upon closing on July 16th, we received $9 million in cash with an additional $1 million in cash held in escrow for one year.  The remaining portion of the transaction value consists of a contingent consideration equal to 40 percent of revenues in excess of $15 million generated by the business over the course of one year after closing.  The contingent consideration is capped at $12 million.

We sold our Fraud/SIU unit Global Options Services, a company formed by the members of the Fraud/SIU management team and two private equity firms.  For this transaction, upon closing on July 20th, 2010, we received approximately $7.5 million in cash with an additional $825,000 held in escrow for one year.

Earlier in the quarter, upon closing on April 30th, 2010, we completed the sale of SafirRosetti for a total fixed consideration of $4.7 million with $3 million in cash at closing and a note of $1.7 million due over the coming 12 months and contingent consideration based on 70 percent of the purchased accounts receivables in excess of $1.75 million collected by the buyer between the closing and the one-year anniversary of the closing.  In addition, $525,000 is being held in escrow for one year.

To date in total, we have received cash proceeds of approximately $19.5 million from the sale of these three businesses.  In addition, last Wednesday, August 11th, 2010, we signed a definitive agreement to sell the stock of our forensic DNA solutions and products reporting segment, known as Bode Technology, for a consideration of $30.5 million to LSR Acquisition Corporation.  Of the $30.5 million, the agreement calls for Global Options to receive $22.1 million in cash at closing, with an additional $2.4 million in cash held in escrow for one year.  Like the sale of Preparedness Services, we may receive contingent consideration in this case equal to 30 percent of revenues in excess of $27 million generated by the business over the course of one year after closing.  The contingent consideration is capped at $5.5 million.  There is also an additional $500,000 that we may receive in the even the buyer makes a certain tax election.

Exhibit 99.1

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Burfening
08-16-10/3:30 p.m. CT
Confirmation # 86072440

The buyer, LSR Acquisition Corporation, is a privately held company operating in the security and risk management arena.  The principals of LSR Acquisition are industry veterans committed to building client-centric businesses.  As such, we believe this transaction is excellent for Bode's employees and customers.

To put the transaction in perspective, we acquired Bode in 2007 for $3.1 million when the Company had little more than $12 million in revenue and was operating at a loss.  By comparison, in 2009, Bode generated approximately $21 million in revenue and is on track to reach $27 million in revenue this year.  On a year-to-date basis, Bode has increased revenue by about 25 percent over the first half of 2009 and generated standalone operating income of about $1.5 million.

Finally, like the sale of Preparedness Services, the transaction must be approved by our shareholders.  Currently, we are planning to file the proxy statement with the SEC as soon as practicable, sometime this month or early next month.  And shareholders are encouraged to review the proxy statement when available.  We expect to complete the transaction, subject to shareholder approval, by the end of the year.

Needham & Company, LLC, served as financial advisor to Global Options Group on all four transactions.

As I mentioned on last quarter's call and we've stated in various releases announcing sales transactions, the Board currently intends to return the net proceeds from these four transactions to our shareholders after satisfying existing contractual and banking obligations and establishing appropriate reserves for contingencies and ongoing operating costs.

Exhibit 99.1

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Burfening
08-16-10/3:30 p.m. CT
Confirmation # 86072440

How much will be distributed, when, and in what form is being determined.  And I trust you understand that I am not in a position to offer any specific answers to these questions.  What I can tell you is that a likely scenario would have Global Options returning some portion of the net proceeds to shareholders shortly after and contingent upon the completion of the sale of Bode Technology.  We are currently estimating that this distribution could be between the range of $23 million to $25 million with later distributions in late 2011 or early 2012 after the various earn outs are received and the last escrow payment is collected.  We would expect that any later distributions would be an aggregate amount between $0 and $23.9 million based on achievement of earn outs and releases from escrow.

Please note that these amounts are net of our current estimates of the amounts needed for required reserves for contingencies and for the financial and operating costs of the Company but do no consider the effects of working capital adjustments, guarantees of receivables sold, tax, or other reserves, which we may later conclude are necessary.

With that, I'll turn the call over to Jeff. Jeff?

Jeff Nyweide:
Thanks, Harvey.  As a result of the transactions that closed or were pending during the quarter, the financial results for the second quarter present the results of SafirRosetti, Preparedness Services, and Fraud/SIU as discontinued operations.  In addition, the financial statements for the second quarter of 2009 and six months ended June 30th, 2009, were restated to conform to the second quarter 2010 presentation of results.  Second quarter results from continuing operations, therefore, reflect the operations of Bode Technology group and corporate headquarter operations alone.

With the quarter ended June 30th, 2010, for continuing operations, we reported revenue of $6.5 million versus $5.4 million for the second quarter of 2009.  Selling and marketing expenses for the quarter were $803,000 compared to $771,000 last year.  G&A expenses were $4.9 million for the quarter compared to $3.9 million for the same quarter last year.  G&A expenses for the second quarter of 2010 included expenses associated with the evaluation of strategic alternatives.

 Exhibit 99.1

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Burfening
08-16-10/3:30 p.m. CT
Confirmation # 86072440

As a result of the increase in operating expenses, we reported an operating loss from continuing operations for the second quarter of $2.8 million compared to $2.4 million last year.

EBITDA and EBITDAS for the second quarter were a loss of $2.4 million and a loss of $2 million compared to a loss of $2.1 million and a loss of $1.3 million, respectively, last year.  Net loss for the second quarter from continuing operations was $3 million, or $0.21 per share, compared to $2.6 million net loss, or $0.20 per share, for the second quarter of 2009.

The operating income for the Company's forensic DNA solutions and products unit grew by 39 percent to $0.7 million compared to $0.5 million for the second quarter last year.  We ended the quarter with an outstanding balance on our line of credit of $4.2 million, basically flat with the end of the first quarter.  Subsequent to the quarter close, our credit facility was modified to reflect the reduction in our borrowing capacity following the sales of Fraud/SIU and Preparedness.

At July 31st, our net borrowings were $1.1 million. Cash and cash equivalents as of the end of the quarter stood at $3.8 million. And aside from a line of credit, we have no borrowings.

That concludes our prepared remarks. And now we'd like to open the call to questions. Operator?

Operator:
Ladies and gentlemen if you wish to register for a question in today’s question and answer session you would need to press star than the number one on your telephone.  If you question has been answered and you wish to withdraw your poling request you may do so by pressing the pound key.  If you are using the speaker phone please pick up your handset before entering your request.  One moment please for the first question.

Again in order to ask a question please press star than the number one on your telephone keypad. Your first question comes from the line of Eric Weinstein of Chancellor Capital.

Exhibit 99.1

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Burfening
08-16-10/3:30 p.m. CT
Confirmation # 86072440

Eric Weinstein:
Hello, Harvey.  Hey, Jeff.  It's Eric.  Congratulations on being pretty busy and getting a lot done over the last couple months.  But I could use a little bit of help in terms of – I'm not trying to pick up the distributions, your – or however you're going to return cap to the shareholders – you've been clear about that – but what this whole thing is worth when you go through all the pieces.  And I know there was a factual piece to that.  And then there's – there are other parts, such as the earnouts that are a lot more subjective.

But if I just look at your June 30th balance sheet, you had about $3.8 million of cash. And then I'm assuming that SafirRosetti had already closed by then, right?

Harvey Schiller:	Correct.

Eric Weinstein:
All right, so at that time of year is about $7.5 million in cash net of about a $3 million line if I'm going off your – the proxy that was filed for the sale of Witt.  I get about maybe $3.5 million of cash.  Then Witt was $10 million less the whatever – I wanted to ask you – that was about $9 million.  And that (takes) me to about – I don't know – $16.3 million.  I got in $22 million, which is what you get from Bode, assuming it closes by around year end, less whatever goes to escrow.  I get about $38 million.  And then I start taking out severance and other obligations, like $2.6 million.  That's not in any of these numbers on the current balance sheet, right?

Harvey Schiller:	That's correct. That'll come out as well.

Eric Weinstein:
All right.  So I take out $2.6 million.  And then I figure between fees and burn, regular corporate burn I guess, plus you've got whatever you're paying for the proxies.  And that includes rent in the third quarter.  Maybe that's another $4 million.  And then I take out another $1 million or so that's left on the facility.  I get to about $30 million to $31 million, maybe $30 million-ish or so.  And what you should have in cash by when Bode closes, assuming that closes, as a guesstimate, is that, is that in the ballpark?

Exhibit 99.1

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Burfening
08-16-10/3:30 p.m. CT
Confirmation # 86072440

Harvey Schiller:
Well, this is Harvey, Eric.  We mentioned that the range of the distribution, based on the closing of Bode, would be $23 million to $25 million.  If you wanted to just for generalities take the high number, $25 million, and then we said that if all of the earn outs and releases from escrow occur, that's another $23.9 million or $24 million.  And of course, those numbers, the $24 million is not limited because we have set aside amounts for some of the things that are unknown, contingencies, contractual things, and so forth.  So obviously, there could be something in addition.  But just adding those two numbers up, you get to $49 million of distribution when everything is complete.

Eric Weinstein:	So $24 million is the maximum. And basically, that assumes that – that assumes some type of burn rate and everything else.

Harvey Schiller:	Yes, yes, yes.

Eric Weinstein:	All right.

Harvey Schiller:
If you maximize the return on all of the earn outs and all of the escrows were returned, were deposited, if you maximize all that, you get to a number of approximately $24 million.  Obviously, that for other arrangements and contingencies and contracts and so forth, depending on what the future holds, we may have – we may need to use that extra money up in addition to the $24 million.  Or there may be a small amount that's available after that.

Eric Weinstein:
Well, if I, if I look at the earn outs, I – you know, I don't know – Witt is a maximum of $12 million.  Bode is a maximum of $5.5 million.  So that gets you $17.5 million.  And then there's maybe $3 million left over between the seller notes from Safir and whatever goes into escrow.  Or maybe those other $2.5 million, something like that – it seems like the ...

Harvey Schiller:	Approximately $24 million.

Eric Weinstein:	... is well above the maximum of the earn outs. I'm assuming that that $23 million, $25 million compared to the $30 million that I get to is what you think you'll burn over the process of the year.

Harvey Schiller:	That's a ...

Exhibit 99.1

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Burfening
08-16-10/3:30 p.m. CT
Confirmation # 86072440

Eric Weinstein:
Go back to that $0 to $24 million maximum distribution.  Is that right?  Is that – you think your burn rate from a corporate perspective will be about – I don't know – as much as $5 million to $7 million?

Jeff Nyweide:	I think your number is a little high, Eric, on the, on the burn rate.

Eric Weinstein:	OK.

Jeff Nyweide:
I think that some of the other numbers – there were some other contractual obligations and leases and things like that that we retained that are also included in the expenses.  And we have a small reserve we put back to ensure that we don't have – just in case we have any exposures, we have that as well.  So your assumptions, though, are reasonably close to what our numbers are.

Eric Weinstein:
OK.  Well, maybe I'll knock a little bit off after reviewing my $30 million year-end number just for what you should be getting.  And then when I think about the ensuing 12 months, that $5 million burn rate, if that's high – I don't know – maybe you can help me out a little bit.  If I look at what your quarter burn rate was, which I think you broke out corporate, it was at $3.5 million.  Now I know, you know, there are a lot of other things going on.  And there are probably fees for SafirRosetti and some other stuff in there.  But what do you think that was on a normalized basis?

Harvey Schiller:	I think, Eric, the simplest thing to say is that any additional numbers are reserves for contingency, which means if there wasn't a contingency, they'd be distributed.

Eric Weinstein:
I hear you.  All right.  Then let me just take a closer look at the back end.  In terms of what's in escrow and what's in cash, SafirRosetti, Fraud and SIU should be about $3 million between escrow and seller notes.  Witt is another $1 million in escrow.  Bode is $2.5 million in escrow.  That gets me to about $6.5 million.  And then what – when I think about what these could be worth, there are these wide ranges, you know, $0 to $24 million I think you had said.

Exhibit 99.1

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Burfening
08-16-10/3:30 p.m. CT
Confirmation # 86072440

If I look at – I mean, there are two big variables.  One – and the biggest one is Witt.  You know, when you match this in the structure, there was some uncertainty as to whether or not you would get the contract renewed for Louisiana.  And then – I don't know – a day or two before the vote, you announced that it would be renewed.  And it was on a multi-year basis.  Is there anything more formal?  Or are there any numbers that have been announced by the state as to what the maximum might be associated with that?

Harvey Schiller:
The answer is no.  What we are doing on all of the earn out opportunities is staying close to management and monitoring that and going forward.  Keep in mind that the closing of Witt was just a month or so ago.  And we're – the end of the year will – for the first time will bring the closing of Bode.  So that starts the 12-month period.  You know ...

Eric Weinstein:
OK.  But historically, you've had these Louisiana contracts have run from – I don't know – August to August or September to September.  And you usually announce that number.  Or it appears in your 10-K or something certainly in advance of the conclusion.  When do you anticipate that that number gets released by the state?

Jeff Nyweide:
It does vary.  It's when the contract is finally completed between the parties.  And at this particular point, we don't see that happening probably for, again, at least a minimum of another two to four weeks.  But we don't have a direct answer on that one, Eric, because we don't – we're not in the loop on that.

Eric Weinstein:	OK. But it's not – you know, it's not a number that's totally in a vacuum that you'd never know. There should be some more clarity on that pretty soon.

Harvey Schiller:	Yes, what normally ...

Eric Weinstein:	And historically, the last few years, it's been running like $24 million, $25 million, something like that?

Exhibit 99.1

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Burfening
08-16-10/3:30 p.m. CT
Confirmation # 86072440

Harvey Schiller:
Yes, the answer to your – the question about in specific to the Louisiana contract is that, historically, the contract goes through a review process at the state level.  And they operate as they have in the past on a month-to-month basis.  If that was to continue, as it has been on previous agreements, we would expect that the – if it does go that way, we would expect an announcement in September about the contract  review procedure.  And it would push out a couple of months.  But we would also expect that it would continue over the previous contract.

I think people are optimistic about it based upon the events that have occurred in the Gulf regarding the oil spills and the need to continue those programs post-Katrina.  But again, it's really up to the state in cooperation with the activities and funding they get from the federal government and so forth.  We will know more in the next probably 30 days or less.

Eric Weinstein:
OK.  But you know, you already, you already won it.  It's just a matter of hearing numbers it seems.  And just for clarification and going back to the volatility of that range, you know, these earn outs are based on revenue, not on any form of profitability.  There's a lot of volatility in profitability.  I would expect, you know, any volatility in the revenue number, even if it's off by 10 or 15 percent, it's still going to be potentially a substantial amount of cash above or revenues above $15 million that they would otherwise get.  But just I guess the part that you can answer is if this is strictly based on revenues and not on any – not on an EBITDA or operating income target.

Harvey Schiller:	As announced, it's strictly a percentage of revenue.

Eric Weinstein:	OK. And then on Bode ...

Harvey Schiller:	Strictly a percentage of revenue.

Exhibit 99.1

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Burfening
08-16-10/3:30 p.m. CT
Confirmation # 86072440

Eric Weinstein:
... $6 million in the first quarter.  And that was up I think on the conference call you had said over – well over 30 percent year over year.  For the second quarter, it looks like it was up about 20 percent year over year.  So it looks like it's running 25 percent above last year.  Last year, it did about $21.4 million in 2009.  If I want to assume that it does – it continues to do that 25 percent growth throughout the remainder of this year, you get to about 27, which is sort of the base for your future earn out.  And then maybe it does another 20 percent – I'm sort of guessing there – to get you to about $32 million in – for 2011.  And that's maybe – I don't know – another $1.5 million or so on that earn out.  That's sort of my map.

But the thing that I felt was odd was you have a potential for the earn out to be $5.5 million, which sort of implies, you know, that Bode could do $45 million.  That's what – you know, you'd make money up to the point where they get $45 million in revenues.  Is there something going on with Bode potentially that you've structured it so that you could capture that much upside to that point because when I, when I sort of look at it and just do continued growth of 25 to 20 percent, you get, you know, so far below that cap, it just makes me want to ask – are there other things going on structurally or with the government or any of the customers or changes on the regulatory side that could lead to a very substantial jump in revenues and next year that I'm otherwise not considering?

Harvey Schiller:
No, the answer to – each of these sales involved significant negotiations, a lot of back and forth.  We were trying and we attempted to extract the maximum value in the discussions for the shareholders.  So when you come to these agreements, as you might expect, we felt that was the best deal to put in front of the shareholders for the vote coming up, you know, in the short time.  There's no – none of the things you mentioned are known to us that would make significant changes in the expectations of revenue.

Eric Weinstein:
OK.  The – now Bode, there's capital gains on.  But I'm assuming that – when I think about the sale of all the units, there are enough capital losses to offset new capital gains.  So there should be little to no leakage on the tax side?

Jeff Nyweide:
The analysis to date, that is correct.  You know, we continue to monitor the regs and the rules as it relates to this.  We don't anticipate there being a significant tax issue at this particular point, as you've just pointed out.

Eric Weinstein:
OK.  And then again, on any – I guess there are a couple of ways you could return cap to the shareholders.  But you know, if you decide to pursue a strategy of special dividends, for example, any special dividends, including even a last liquidating dividend, would they all be tax free to shareholders?

Exhibit 99.1

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Burfening
08-16-10/3:30 p.m. CT
Confirmation # 86072440

Jeff Nyweide:	We're not – at this particular point, we're not in a position to talk about the specific distribution method.

Harvey Schiller:	Your question, Eric ...

Eric Weinstein:	But there should be ...

Harvey Schiller:	I mean, we're reviewing – as the question regarding taxation on any future dividend, I think we've made it clear what the position is today.

Eric Weinstein:	Maybe more simply, there should be a tax-free return of capital to shareholders.

Jeff Nyweide:	Yes, that would be correct if there's no tax. At this point, that would be correct.

Eric Weinstein:
OK.  All right.  So I can do my math on what the $30 million or so that I get or maybe $28 million or so in cash I get by year end and then whatever the back end may be worth based on just probabilities.  OK.  Good.  I just – there's just a lot going on and just needed a little help in terms of walking through all these to figure what it looks like at the end of the day.

Harvey Schilller:	Thank you, Eric.

Eric Weinstein:	But appreciate all the work and the returns as well. Thanks, again.

Harvey Schiller:	Thank you for the interest in the Company. Thank you.

Operator:	Once again ladies and gentlemen as a reminder to register for a question please press star than the number one on your telephone. Again that is star one to register for a question.

There are no further questions at this time. Please proceed with your presentation or any closing remarks.

Exhibit 99.1

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Burfening
08-16-10/3:30 p.m. CT
Confirmation # 86072440

Harvey Schiller:
I want to thank everyone again for their continued support and those that have participated in the call.  We have some work ahead.  But really, our focus is going to be moving forward on the proxy and to ensure that we get the maximum return possible on the earn outs that are ahead and to be as trim and efficient in terms of expenses and going forward.  So we want to thank everyone for participating and look forward to speaking to you again.  Thank you.

Operator:	Ladies and gentlemen, that concludes your conference call for today. We thank you for your participation and ask that you please disconnect your lines.

END